August 25, 1997



John L. Higgins
3804 Inverness Cliffs
Birmingham, AL  35242

Dear John,

On behalf of Connetics (formerly Connective Therapeutics, Inc.), I am pleased to offer you the position of VP, Finance & Administration, Chief Financial Officer, reporting to me at our facility located at 3400 West Bayshore Road in Palo Alto.

The terms of your employment will be as follows:

Your starting salary will be $190,000 per year. Your position is exempt, and you will not be eligible for overtime. As an officer of the company, you are eligible for an annual cash bonus of up to 25% of your base salary. This bonus is discretionary, and entirely dependent upon achievement of corporate goals. As a full-time employee of Connetics, you will be eligible for the Company's standard benefits package including medical and dental insurance coverage. You will be entitled to three weeks paid vacation per year, prorated during 1997. The Company will also provide you with a $18,000 ($1,500/month) housing assistance loan for the first 12 months of your employment. The Board of Directors will consider forgiveness on this loan at the time it is due

Additionally, you will receive a lump sum relocation payment of $25,000, subject to tax withholdings.

Subject to approval of the Board of Directors on date of hire, you will be granted an option to purchase 110,000 shares of Connetics Corporation common stock at the fair market value of such shares at the time of the option grant. Your right to exercise this option will be subject to vesting as follows: 1/8 of the shares six months after commencement of employment, and thereafter at the rate of 1/48 of the shares for each month of completed employment (i.e., your option will be fully vested at the end of four years completed employment). The terms and conditions of this option will be governed by an agreement that you will be required to sign.

Offer of Employment
John L. Higgins
Page 2 of 2


As a condition of your employment with Connetics, you will be required to provide proof of US citizenship or that you are legally entitled to work in the United States, and to execute and be bound by the terms of the enclosed Proprietary Information And Invention Agreement. In that regard, please be aware that Company policy prohibits all employees from bringing to Connetics, or using in performance of their responsibilities at Connetics, any confidential information, trade secrets, or propriety material or processes of any previous employer. Employment with the Company is at will, is not for any specific term and can be terminated by you or the Company at any time for any reason with or without cause.

This offer remains open through noon on Thursday, August 28, 1997. Upon acceptance of this offer, the terms described in this letter and in the Proprietary Information and Invention Agreement shall be the terms of your employment, superseding any other employment agreements or understandings with Connetics. Any additions or modifications of these terms must be in writing and signed by you and an officer of Connetics Corporation.

Again, let me indicate how pleased I am to extend this offer, and how much we at Connetics look forward to working together with you. We anticipate that you will find this an exciting and challenging position in a dynamic and growing company.

Please indicate your acceptance by signing and returning the enclosed duplicate original of this letter to me.

Very truly yours,


/s/ Thomas G. Wiggans

Thomas G. Wiggans
President and CEO






UNDERSTOOD AND ACCEPTED:



/s/ John L. Higgins                 8/27/97
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John L. Higgins                     Date